Press Contact: David Rainey Debt Resolve, Inc. drainey@debtresolve.com (914) 949-5500

Press Release

DEBT RESOLVE, UPON PROOF OF FUNDS, GRANTS HARMONIE EXTENSION TO COMPLETE $7 MILLION FUNDING BY JUNE 20, 2008
DEBT RESOLVE RECEIVES AMEX NOTICE OF INTENT TO FILE DELISTING APPLICATION

White Plains, New York (June 10, 2008) - Debt Resolve, Inc. (“Debt Resolve”) (AMEX: DRV) announced today that, after receiving proof of funds, the Company granted Harmonie International LLC (“Harmonie”) an extension until June 20th to fulfill its commitment to invest $7 million in the Company. Debt Resolve has entered into a Securities Purchase Agreement with Harmonie for the private placement of Debt Resolve's stock at a price of $2.36 per share, and warrants to purchase additional shares, which could result in additional cash to the Company. This and prior delays were caused by Harmonie’s regulatory and trading issues unrelated to Debt Resolve. Harmonie has reconfirmed its commitment to fund Debt Resolve. The parties do not expect any further delay in funding and this date is considered to be a final date, with time being of the essence.

Debt Resolve also announced that on June 4th the Company received a letter from the Amex advising of their intent to file a delisting application with the Securities and Exchange Commission (“SEC”), due to the deficiency of the Company pursuant to Section 1003(a)(iv) of the Amex Company Guide caused by Harmonie's failure to fund by May 30th. The Company will appeal the Amex intent by requesting an oral hearing and paying all required fees within the prescribed time. At the hearing the Company intends to seek an additional extension of time to complete the Harmonie transaction. The Company may have additional rights to appeal to the Amex Committee on Securities, the Amex Board and the SEC.

Kenneth Montgomery, CEO of Debt Resolve, stated, “Harmonie International is a strategic investor that will provide not only capital but also international finance and banking expertise. We are confident we will receive the Harmonie funding by June 20th and be in full compliance with the AMEX listing requirements.”

William E. Donahue, Jr., CEO of Harmonie International LLC, stated, “We regret the unavoidable delays experienced in this transaction and wish to express our full confidence in Debt Resolve and our intention to fully fund. As international bankers we remain convinced of Debt Resolve’s value proposition. It offers the right solution at the right time for both domestic and international markets.”

About Debt Resolve, Inc.
Debt Resolve provides lenders, collection agencies, debt buyers and utilities with a patent-based online bidding system for the resolution and settlement of consumer debt and a collections and skip tracing solution that is effective at every stage of collection and recovery. Through its subsidiary, First Performance Corporation, Debt Resolve is actively engaged in operating a collection agency for the benefit of its clients, which include banks, finance companies and purchasers of distressed accounts receivable. The stock of Debt Resolve is traded on the American Stock Exchange. Debt Resolve is headquartered in White Plains, New York. For more information, please visit the website at www.debtresolve.com.